Exhibit 99.1

Air Lease Corporation Announces Pricing of Public Offering of $500 Million of 3.625% Unsecured Senior Notes due 2027

LOS ANGELES, California, March 2, 2017 — Air Lease Corporation (NYSE: AL) (the “Company”) announced the pricing on March 1, 2017 of its public offering of $500 million aggregate principal amount of 3.625% unsecured senior notes due 2027 (the “Notes”). The Notes were offered to the public at a price of 98.241% of their face amount. The sale of the Notes is expected to close on March 8, 2017, subject to satisfaction of customary closing conditions.

The Notes will mature on April 1, 2027 and will bear interest at a rate of 3.625% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2017.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, the purchase of commercial aircraft and the repayment of existing indebtedness.

BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”). The offering of the Notes is being made only by means of a prospectus supplement and accompanying base prospectus. Before you invest, you should read the base prospectus and prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained from: (i) BNP Paribas Securities Corp. toll free at 1 (800) 854-5674; (ii) Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by calling at 1 (800) 831-9146; (iii) J.P. Morgan Securities LLC at 383 Madison Ave., New York, New York 10179 or by calling collect at 1 (212) 834-4533; or (iv) RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281 or by calling 1 (866) 375-6829.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected closing of the offering and the intended use of proceeds. Such statements are based on current expectations and projections about the Company’s future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including but not limited to, unexpected delays in the closing process for the Notes, unanticipated cash needs, and those risks detailed in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Contacts

Investors:

Ryan McKenna, 310-553-0555

Vice President, Air Lease Corporation

rmckenna@airleasecorp.com